Exhibit 10.28

THE LUBRIZOL CORPORATION

EXCESS DEFINED CONTRIBUTION PLAN

(As Amended)

The Lubrizol Corporation hereby establishes, effective as of December 31, 1986, The Lubrizol Corporation Excess Defined Contribution Plan (the “Plan”) for the purpose of supplementing the benefits of certain employees, as permitted by Section 3(36) of the Employee Retirement Income Security Act of 1974.

ARTICLE I

DEFINITIONS

1.1 Definitions. For the purposes hereof, the following words and phrases shall have the meanings indicated, unless a different meaning is plainly required by the context:

(a) Beneficiary. The term “Beneficiary” shall mean the person or persons who shall be designated by a Participant to receive distribution of such Participant’s interest under the Plan in the event such Participant dies before full distribution of his interest.

(b) Code. The term “Code” shall mean the Internal Revenue Code as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

(c) Company. Effective December 30, 1994, the term “Company” shall mean The Lubrizol Corporation, an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger of The Lubrizol Corporation with any other corporation or corporations, and any subsidiaries of The Lubrizol Corporation which adopt the Plan.

(d) Fund. The term “Fund” shall mean each separate investment fund established and maintained under the Trust Agreement.

(e) Lubrizol Profit-Sharing Plan. The term “Lubrizol Profit-Sharing Plan” shall mean The Lubrizol Corporation Employees’ Profit-Sharing Plan as the same shall be in effect on the date of a Participant’s retirement, death, or other termination of employment.

(f) Participant. Effective September 30, 1994, The term “Participant” shall mean any person employed by the Company who is listed on Appendix A attached hereto, or who is designated by the Board of Directors as an officer for the purposes of Section 16 of the Securities Exchange Act of 1934, or whose benefits under the Profit-Sharing Plan are limited by the application of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.

(g) Plan. The term “Plan” shall mean the excess defined contribution retirement plan as set forth herein, together with all amendments hereto, which Plan shall be called “The Lubrizol Corporation Excess Defined Contribution Plan.”

(h) Plan Year. The term “Plan Year” shall mean the calendar year.

(i) Supplemental Company Contributions. The term “Supplemental Company Contributions” shall mean the contributions made by the Company under the Plan in accordance with the provisions of Section 2.2.

(j) Trust Agreement. The term “Trust Agreement” shall mean The Lubrizol Corporation Excess Defined Contribution Plan Trust Agreement.

(k) Trust Assets. The term “Trust Assets” shall mean all property held by the Trustee pursuant to the Trust Agreement.

(l) Trustee. The term “Trustee” shall mean the trustee of The Lubrizol Corporation Excess Defined Contribution Trust.

(m) Valuation Date. The term “Valuation Date” shall mean the last day of each Plan Year and any other date as may be agreed upon by the Company and the Trustee.

(n) Separate Accounts. The term “Separate Accounts” shall mean each account established on behalf of a Participant under the Plan and credited with Supplemental Company Contributions in accordance with the provisions of Section 2.3.

(o) Lubrizol Deferred Compensation Plan. Effective July 1, 1994, the term “Lubrizol Deferred Compensation Plan” shall mean The Lubrizol Corporation Deferred Compensation Plan for Officers (which was adopted effective July 1, 1994), as shall be in effect on the date of the Participant’s retirement, death, or other termination of employment.

(p) Executive Council Deferred Compensation Plan. Effective January 1, 1997, the term “Executive Council Deferred Compensation Plan” shall mean The Lubrizol Corporation Executive Council Deferred Compensation Plan, as shall be in effect on the date of the Participant’s retirement, death, or other termination of employment.

1.2 Additional Definitions. All other words and phrases used herein shall have the meanings given them in the Lubrizol Profit-Sharing Plan, unless a different meaning is clearly required by the context.

ARTICLE II

SUPPLEMENTAL CONTRIBUTIONS

2.1 Eligibility. Effective January 1, 1997, a Participant whose benefits under the Lubrizol Profit-Sharing Plan are limited with respect to any Plan Year by Section 401(a)(17) or 415 of the Code, or who participated in the Lubrizol Deferred Compensation Plan or the Executive Council Deferred Compensation Plan, shall be eligible to have contributions made with respect to him under the Plan in accordance with the provisions of this Article II.

2.2 Supplemental Company Contributions. Effective January 1, 1997, in the event that Company contributions under the Lubrizol Profit-Sharing Plan with respect to a Participant are limited for any Plan Year due to the provisions of Section 401(a)(17) or 415 of the Code, or due to the Participant’s participation in the Lubrizol Deferred Compensation Plan or the Executive Council Deferred Compensation Plan, the amounts by which such contributions are limited shall be credited under the Plan by the Company and shall be designated as Supplemental Company Contributions.

2.3 Allocation of Contributions. Effective September 30, 1994, Supplemental Company Contributions shall be allocated among the Separate Accounts of the Participants on whose behalf such contributions are made.

2.4 Administration of Separate Accounts. Effective September 30, 1994, each Separate Account to which contributions under Sections 2.2 and 2.3 are credited and allocated shall be credited monthly with the net monthly increase experienced by the General Fund of the Lubrizol Profit-Sharing Plan.

ARTICLE III

DISTRIBUTION

3.1 Vesting. Each Participant as of December 31, 1993, shall be 100 percent vested in the value of his Separate Accounts. Each new Participant after December 31, 1993, shall be vested in the value of his Separate Accounts under this Plan as determined in accordance with the vesting provisions of the underlying qualified plans.

3.2 Distribution. (Effective November 27, 1995)

(a) Each Participant who terminates employment with the Company and its related corporations shall receive payment of the balance in his Separate Account in the standard form of payment of a single lump-sum payment payable within 30 days following employment termination;

(b) Effective October 1, 2000, Participants may instead elect within a 60-day period commencing 90 days prior to employment termination to receive the balance of his Separate Account in any one of the following payment options:

i. a single lump-sum payment payable within 30 days following the calendar year in which the Participant’s employment terminated. Interest shall accrue and be paid with the lump-sum; such interest to be computed at the applicable interest rate, as defined in Section 417(e)(3)(A)(ii)(II) of the Code, in effect on the date of employment termination.

ii. annual installments of up to ten payments, the first of which shall be paid within 30 days of the Participant’s employment termination, and subsequent installments of which shall be paid on the anniversary date of the payment of the first installment. Such installments shall be determined by dividing the value of the Participant’s Separate Account (determined in the same manner as under the Lubrizol Profit-Sharing Plan by the number of installments to be paid and adjusting for interest based on the applicable interest rate, as defined in Section 417(e)(3)(A)(ii)(II) of the Code, in effect on the date of employment termination.

Installments after the first installment shall include such interest, which accrues during the 12-month period occurring since the date the prior installment was paid.

Notwithstanding the foregoing provisions of the Plan to the contrary, if the present value of the Separate Account is less than $25,000, such benefit shall be paid in a single lump-sum payment to such person within 30 days following employment termination.

3.3 Distribution in the Event of Death. Effective September 30, 1994, in the event of the death of a Participant prior to distribution in full of his interest under the Plan, his Beneficiary shall receive distribution of such interest. In the event of death of a Participant prior to making an election for benefits, such Beneficiary shall receive distribution of such interest as soon as practicable after such Participant’s death in the form elected by such Beneficiary pursuant to Section 3.2. The Beneficiary under this Section 3.3 shall be the person designated as the Participant’s beneficiary under the Lubrizol Profit-Sharing Plan. If no Beneficiary survives such Participant or if no Beneficiary has been designated by such Participant, the estate of such Participant shall be the Beneficiary and receive distribution thereof. If any Beneficiary dies after becoming entitled to receive distribution hereunder and before such distribution is made in full, and if no other person or persons have been designated to receive the balance of such distribution upon the happening of such contingency, the estate of such deceased Beneficiary shall become the Beneficiary as to such balance.

ARTICLE IV

ADMINISTRATION (Effective 9/23/02)

4.1 Authority of the Company. The Company shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for making, or causing the Trust to make, any required supplemental benefit payments. The Company shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to determine all questions relating to eligibility for and the amount of any supplemental pension benefit and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction; and to take such further action as the Company shall deem advisable in the administration of the Plan. The Company may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to any person or committee so designated in writing by it and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The actions taken and the decisions made by the Company hereunder shall be final and binding upon all interested parties.

4.2 Claims Review Procedure. The Company shall notify the person who files a claim for benefits (hereinafter referred to as the “Claimant”) of the Plan’s adverse benefit determination within a reasonable period of time, but not later than 90 days after the receipt of the claim by the Plan, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that special circumstances require an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. Whenever the Company decides for whatever reason to deny, whether in whole or in part, a claim for benefits filed by any Claimant, the Company shall transmit to the Claimant a written notice of the Company’s decision, which shall be written in a manner calculated to be understood by the Claimant and contain a statement of the specific reasons for the denial of the claim, reference to the specific Plan provisions on which the determination was based, a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, a description of the Plan’s review procedures and the time limits applicable to such procedures, include a statement of the Claimant’s right to bring civil action under Section 502(a) ERISA following an adverse benefit determination on review. Within 60 days of the date on which the Claimant receives such notice, he or his authorized representative may request that the claim denial be reviewed by filing with the Company a written request therefor, which request shall contain the following information:

(a) the date on which the Claimant’s request was filed with the Company; provided, however, that the date on which the Claimant’s request for review was in fact filed with the Company shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph (a);

(b) the specific portions of the denial of his claim which the Claimant requests the Company to review;

(c) a statement by the Claimant setting forth the basis upon which he believes the Company should reverse the Company’s previous denial of his claim for benefits and accept his claim as made; and

(d) any written comments, documents, records and other information which the Claimant desires the Company to examine in its consideration of his position as stated pursuant to paragraph (c).

Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The review of the claim will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Within no later than 60 days of the date determined pursuant to paragraph (a) of this Section 4.2, the Company shall notify Claimant of the Plan’s benefit determination, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension of time for processing is required, written notice of the extension will be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Company shall provide the Claimant with a written notification of the Plan’s benefit determination on review, written in a manner calculated to be understood by the Claimant, including the reasons and Plan provisions upon which its decision was based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

ARTICLE V

AMENDMENT AND TERMINATION

(a) Company reserves the right to amend or terminate the Plan in whole or in part at any time and to suspend operation of the Plan, in whole or in part, at any time, by resolution or written action of its Board of Directors or by action of a committee to which such authority has been delegated by the Board of Directors; provided, however, that no amendment shall result in the forfeiture or reduction of the interest of any Participant or person claiming under or through any one or more of them pursuant to the Plan. Any amendment of the Plan shall be in writing and signed by authorized individuals.

(b) Effective December 31, 2004, this Plan is terminated with respect to further Supplemental Company Contributions. Benefits which have accrued hereunder as of December 31, 2004 shall continue to be administered under the terms and provisions of this Plan.

ARTICLE VI

MISCELLANEOUS

6.1 Non-Alienation of Retirement Rights or Benefits. No Participant shall encumber or dispose of his right to receive any payments hereunder, which payments or the right thereto are expressly declared to be non-assignable and non-transferable. If a Participant or Beneficiary attempts to assign, transfer, alienate or encumber his right to receive any payment under the Plan or permits the same to be subject to alienation, garnishment, attachment, execution, or levy of any kind, then thereafter during the life of such Participant or Beneficiary and also during any period in which any Participant or Beneficiary is incapable in the judgment of the Company of attending to his financial affairs, any payments which the Company is required to make hereunder may be made, in the discretion of the Company, directly to such Participant or Beneficiary or to any other person for his use or benefit or that of his dependents, if any, including any person furnishing goods or services to or for his use or benefit or the use or benefit of his dependents, if any. Each such payment may be made without the intervention of a guardian, the receipt of the payee shall constitute a complete acquittance to the Company with respect thereto, and the Company shall have no responsibility for the proper allocation thereof.

6.2 Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Company to continue his employment with the Company, and nothing herein contained shall be construed as a commitment on the part of the Company to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.

6.3 Trust. In order to provide a source of payment for its obligations under the Plan, the Company has established The Lubrizol Corporation Excess Defined Contribution Plan Trust.

6.4 Interest of a Participant. Subject to the provisions of the Trust Agreement, the obligation of the Company under the Plan to provide a Participant or Beneficiary with supplemental retirement benefits merely constitutes the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.

6.5 Controlling Status. No Participant shall be eligible for a benefit under the Plan unless such Participant is a Participant on the date of his retirement, death, or other termination of employment.

6.6 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

6.7 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

6.8 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

APPENDIX A

TO

THE LUBRIZOL CORPORATION

EXCESS DEFINED CONTRIBUTION PLAN

Participants(1)		Effective Date
1.	W. G. Bares	December 31, 1986
2.	G. R. Hill	December 31, 1986
3.	J. R. Ahern	April 1, 1990
4.	J. W. Bauer	April 27, 1992
5.	S. F. Kirk	April 26, 1993
6.	Y. Le Couedic	April 26, 1993
7.	J. E. Hodge	April 26, 1993
8.	M. W. Meister	April 26, 1993
9.	S. A. Di Biase	April 26, 1993
10.	G. P. Lieb	April 25, 1994
11.	L. M. Reynolds	April 24, 1995
13.	C. P. Cooley	April 1, 1998
14.	D. W. Bogus	April 1, 2000
15.	J. L. Hambrick	May 1, 2000
16.	G. R. Lewis	April 23, 2001
17.	R. S. Potter	September 4, 2001
18.	J. Wanstreet	April 22, 2002

Former Participants(2)
1.	P. L. Krug (R)
2.	W. T. Beargie (R)
3.	W. D. Manning (R)
4.	R. W. Scher (R)
5.	J. P. Arzul (D)
6.	J. R. Cooper (R)
7.	J. I. Rue (R)
8.	R. J. Senz (T)
9.	E. V. Luoma (R)
10.	R. Y. K. Hsu (R)
11.	L. E. Coleman (D)
12.	J. G. Bulger (R)
13.	D. A. Muskat (R)
14.	W. R. Jones (R)
15.	R. A. Andreas (R)
16.	J. A. Thomas (R)
17.	K. H. Hopping (R)
18.	R. D. Robins (R)

(1)	This listing of Participants is limited to those Participants who are also officers for purposes of Section 16 of the Securities Exchange Act of 1934.
(2)	R = Retired, D = Deceased, T = Terminated.